EXHIBIT 21

Subsidiaries of Registrant

1. KT Services, Inc. 100% owned subsidiary Incorporated in the State of Washington	2. Key Tronic Juarez, SA de CV 100% owned subsidiary Incorporated in Mexico

3. Key Tronic China LTD 100% owned subsidiary Incorporated in the State of Washington	4. Key Tronic Computer Peripherals (Shanghai) Co. LTD 100% owned subsidiary Incorporated in Republic of China

5. Key Tronic Reynosa, S.A. de CV 100% owned subsidiary Incorporated in Mexico